SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Notice of
Annual Meeting
of Shareholders
and Proxy
Statement
April 30, 2002

J. Steven Whisler

Chairman, President and
Chief Executive Officer

April 1, 2002

Dear Shareholder:

      You are cordially invited to attend our annual meeting of shareholders to be held at 3:00 p.m. (MST) on Tuesday, April 30, 2002, at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. Enclosed with this proxy statement are your proxy card and the 2001 annual report, which includes the Corporation’s Annual Report on Form 10-K.

      Your vote is important. Whether you plan to attend or not, please access electronic voting via the internet or the automated telephone voting feature which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the meeting you may vote in person.

      Registration and seating will begin at 2:30 p.m. Each shareholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 16 record date. Cameras and recording devices will not be permitted at the meeting.

      Last year, 87% of our outstanding shares were represented in person or by proxy, and we hope to increase our shareholder participation this year.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Phelps Dodge Corporation:

      The annual meeting of shareholders of Phelps Dodge Corporation will be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Tuesday, April 30, 2002, at 3:00 p.m., to consider and take action on the following:

1. Elect five directors;

2. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Corporation for the year 2002; and

3. Transact any other business that may properly be brought before the annual meeting.

      Only holders of record of the Corporation’s common shares at the close of business on March 16, 2002, will be entitled to vote at the meeting. On March 16, 2002 we had 78,720,816 common shares outstanding.

      If you participate in the Mellon Investor Services LLC Investor Services Program for Phelps Dodge Corporation Shareholders, all common shares held for your account under that service will be voted in accordance with your proxy.

      Proxies are solicited by the Board of Directors. You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter or new proxy, dated later than your first proxy, to S. David Colton, Senior Vice President, General Counsel and Secretary.

      Shareholders who do not expect to attend the meeting in person are asked to access electronic voting via the internet or telephone voting as described on the enclosed proxy card or date, sign and complete the proxy card and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. If you are attending in person and if you have mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

      This proxy statement and accompanying materials are being first sent to shareholders on April 1, 2002.

By order of the Board of Directors,

S. David Colton
Senior Vice President, General Counsel and Secretary

Phoenix, Arizona

April 1, 2002

1. ELECTION OF DIRECTORS

Board Structure	The Corporation currently has eleven directors. Ten directors are divided into three classes: four in Class I, four in Class II and two in Class III. One director currently is unclassified and is a nominee for election at the 2002 annual meeting of shareholders as a Class III director for a term of one year. The terms of office of four Class II directors expire at the 2002 annual meeting of shareholders.

Class II and Class III Election	The four nominees for election as Class II directors and the one nominee for election as a Class III director are listed below. If elected, the nominees, as Class II directors, will serve for a term of three years and until their successors are elected and qualify. The nominee for election as a Class III director will serve for a term of one year. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Class II and Class III Nominees	A nominee must receive a plurality of the votes cast at the annual meeting to be elected. Abstentions and broker non-votes, therefore, have no effect on the election of directors.

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Archie W. Dunham (Class II)	Mr. Dunham has been Chairman of Conoco, Inc. (integrated energy company) since August 1999, and has been the President and Chief Executive Officer of Conoco, Inc. since January 1996. He was an Executive Vice President of E.I. du Pont de Nemours and Company, Conoco’s former parent, from 1995 to October 1998. Mr. Dunham is a director of Conoco, Inc., Louisiana Pacific Corporation and Union Pacific Corporation. Age 63.	1998

William A. Franke (Class II)	Mr. Franke was Chairman and Chief Executive Officer of America West Holdings Corporation from February 1997 and President from April 1999 until his retirement on September 1, 2001. He was Chief Executive Officer of its principal subsidiary, America West Airlines, Inc., (airline carrier) from April 1999, was Chairman of its Board from 1992 until his retirement on September 1, 2001,and was President from April 1999 until May 24, 2000. He has been President of Franke and Company, Inc., Phoenix, Arizona, an investment firm, since 1987. He is the managing member of Air Partners III, LLC, a private equity fund focused on investments in the air transportation sector and a managing partner of Newbridge Latin America, L.P., a private equity fund with investments in that region. He is also a director of On Semiconductor, Inc. Age 65.	1980

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Southwood J. Morcott (Class II)	Mr. Morcott was Chairman of the Board of Dana Corporation (manufacturer and distributor of automotive and vehicular parts) from 1990 until his retirement on April 30, 2000. He was Chief Executive Officer of Dana Corporation from 1989 until February 1999, and President of Dana Corporation from 1986 until 1995. Mr. Morcott is a director of CSX Corporation, Johnson Controls, Inc. and Navistar International Inc. Age 64.	1991

J. Steven Whisler (Class II)	Mr. Whisler was elected Chairman of the Corporation on May 3, 2000, and has been Chief Executive Officer since January 1, 2000. He has been President since December 1997 and was also Chief Operating Officer from December 1997 until January 1, 2000. He was President of Phelps Dodge Mining Company, a division of the Corporation, from 1991 to October 1998. He is a director of Burlington Northern Santa Fe Corporation, Southern Peru Copper Corporation and America West Holdings Corporation. Age 47.	1995

William J. Post (Class III)	Mr. Post has been Chairman of the Board and Chief Executive Officer of Pinnacle West Capital Corporation (holding company of subsidiaries operating, selling and delivering electricity and energy-related products and services) since February 2001. He was the President and Chief Executive Officer from August 1999 to February 2001 and was the Chief Executive Officer from February 1999 to August 1999, and the President from February 1997 to February 1999. He has been Chairman of the Board and Chief Executive Officer of Arizona Public Service (supplier of electricity), a subsidiary of Pinnacle West Capital Corporation, since February 2001 and from October 1998 to February 2001 was the Chief Executive Officer. He was the President and Chief Executive Officer from February 1997 to October 1998. He is a director of Blue Cross-Blue Shield of Arizona, Nuclear Electric Insurance, Ltd. (NEIL) and NAC International. Age 51.	2001

Continuing Directors	The six directors whose terms will continue after the annual meeting and will expire at the 2003 annual meeting (Class III) or the 2004 annual meeting (Class I) are listed below.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Robert N. Burt (Class III)	Mr. Burt retired as Chairman of the Board and CEO of FMC Corporation (chemicals and machinery for industry, agriculture and government) in November, 2001. He held those positions since 1991. He is a director of FMC Corporation, Pfizer, and FMC Technologies. Age 64.	1993

Robert D. Krebs (Class III)	Mr. Krebs has been Chairman of Burlington Northern Santa Fe Corporation (transportation) since December 7, 2000 and will retire on April 30, 2002. He was its Chairman and Chief Executive Officer from June 1, 1999 until December 7, 2000, and its Chairman, President and Chief Executive Officer from April 1997 to May 31, 1999. From September 1995 to April 1997 he was its President and Chief Executive Officer. He is a director of Burlington Northern Santa Fe Corporation. Age 59.	1987

Paul Hazen (Class I)	Mr. Hazen was Chairman of Wells Fargo & Co. from November 1998 until his retirement in April 2001. He was Chairman and Chief Executive Officer of Wells Fargo & Co., San Francisco (bank holding company) and of Wells Fargo Bank, N.A. (national banking association) from January 1995 until November 1998. He is Chairman and Director of Accel-KKR, Deputy Chairman and Director of Vodafone, plc, and a director of Safeway, Inc., E.piphany, Inc., Xstrata AG, Willis Group Ltd and KSL Recreation Corp. Age 60.	1988

Manuel J. Iraola (Class I)	Mr. Iraola has been President of Phelps Dodge Industries, a division of the Corporation, since 1995 and a Senior Vice President of the Corporation since 1995. From 1992 until 1995 he was President of Phelps Dodge International Corporation. He is a director of Southern Peru Copper Corporation. Age 54.	1997

Marie L. Knowles (Class I)	Mrs. Knowles was Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (diversified energy company) from July 1996 until her retirement on June 1, 2000. From 1993 until 1996 she was Senior Vice President of Atlantic Richfield Company and President of ARCO Transportation Company, a former subsidiary of Atlantic Richfield Company. Mrs. Knowles is a director of Vastar Resources, Inc., America West Holdings Corporation, URS Corporation and a trustee of the Fidelity Funds. Age 55.	1994

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Gordon R. Parker (Class I)	Mr. Parker was Chairman of Newmont Mining Corporation from 1986 until his retirement in 1994. He was Chief Executive Officer from 1985 until 1993. Mr. Parker is a director of Caterpillar, Inc., Gold Fields Limited and The Williams Companies, Inc. Age 66.	1995

INFORMATION CONCERNING THE

BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings	The Board of Directors met nine times during 2001. Various committees of the Board also met during the year. All directors attended at least 75% of all Board and committee meetings and the average attendance was 96%.

Board Committees	The Audit Committee is comprised of Messrs. Dunham, Franke, (Mrs.) Knowles (Chair), Krebs, Parker and Post. The Board of Directors has (i) adopted a written Charter of the Audit Committee, which was printed in full on pages 19 and 20 of the Corporation’s 2000 proxy statement and is also included on pages 19-21 of this proxy statement, and (ii) determined that each member of the Committee is independent for purposes of the rules of the New York Stock Exchange. Mr. Post was appointed to the Audit Committee in November 2001 and meets the independence criteria stipulated in the New York Stock Exchange rules. The primary duties and responsibilities of the Committee, which met five times during 2001, are to:

• Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems;

• Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing function; and

• Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Compensation and Management Development Committee, comprised of Messrs. Burt, Dunham, Hazen (Chair), (Mrs.) Knowles, Morcott and Post, met four times during 2001. The Committee performs the following functions:

• Reviews and approves the compensation of the Corporation’s senior officers;

• Reviews management recommendations concerning the compensation of other officers and key personnel;

• Reviews the Corporation’s program for management development; and

• Reviews and approves incentive compensation awards, stock option grants and awards of restricted stock.

The Committee on Directors is comprised of Messrs. Burt (Chair), Dunham, Hazen, Krebs and Morcott. The Committee, which met twice during 2001, performs the following functions:

• Makes recommendations concerning the composition of the Board and its committees, and reviews director compensation; and

• Reviews the qualifications of potential director candidates and recommends to the Board nominees for election as directors.

The Committee on Directors will consider potential nominees recommended by shareholders. Recommendations should be sent to the Senior Vice President, General Counsel and Secretary of the Corporation and should include the address and a brief description of the qualifications of the individual recommended.

The Environmental, Health and Safety Committee, comprised of Messrs. Burt, Franke, (Mrs.) Knowles, Parker (Chair) and Post, met three times in 2001. The Committee generally performs the following functions:

• Reviews the Corporation’s environmental, health and safety policies;

• Reviews management’s implementation of these policies; and

• Makes reports and recommendations to the Board concerning the results of its reviews.

The Finance Committee is comprised of Messrs. Franke, Hazen, Krebs (Chair), Morcott and Parker. The Committee, which met four times during 2001, is responsible for:

• Reviewing the financial affairs of the Corporation and its subsidiaries;

• Recommending to the Board financial policies and actions to accommodate the Corporation’s goals and operating strategies while maintaining a sound financial condition; and

• Reviewing the funding and management of assets for retirement income plans of the Corporation and its subsidiaries.

Directors Stock Ownership Policy	The Board of Directors has adopted a policy that each director, within three years of his or her election, shall own a total of not less than 2,000 common shares of the Corporation. Stock units granted to a director under the Corporation’s Directors Stock Unit Plan or the Deferred Compensation Plan apply toward attainment of the requirement. All of our directors are in compliance with this policy.

Board Compensation

Retainer and Fees	Directors who are not salaried employees of the Corporation (“non-employee directors”) receive the following annual compensation for their Board service:

Annual Retainer:	$36,000
Annual Committee Chair Stipend:	$3,000
Attendance Fees:	$1,000 for each Board meeting $1,000 for each Board Committee meeting
Expenses related to attendance
Shares of Stock:	The foregoing retainer and fees, at the election of the director, may be received in an equivalent number of the Corporation’s common shares in lieu of cash.
Stock Units:	Number of units equal in value to $50,000 on date of grant under the Directors Stock Unit Plan described below.

Directors Stock Unit Plan	In order to encourage increased stock ownership, the Board of Directors adopted the Directors Stock Unit Plan. Pursuant to that Plan, each non-employee director receives an annual grant of stock units having a value equal to $50,000 on the date of the grant. One unit is equal in value to one share of the Corporation’s common stock. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on the Corporation’s common shares. Upon termination of service as a director, the director is entitled to payment of his or her accumulated stock units in an equivalent number of the Corporation’s common shares or in cash.

Directors Deferred Compensation Plan	Directors may defer payment of retainer and/or meeting fees to future years and may elect to have such deferred compensation deemed to

• receive interest at prevailing market rates

• be invested in the Corporation’s common shares, or

• be invested in one of several mutual funds designated for that purpose.

Expenses and Benefits	All directors are reimbursed for travel and other related expenses incurred in attending shareholder, Board and committee meetings. The Corporation also provides non-employee directors with life insurance benefits.

Directors and Officers Liability Insurance

      The Corporation maintains directors and officers liability insurance policies and pension trust liability policies (placed on three-year terms) issued by National Union Fire Insurance Company of Pittsburgh, Pa., Executive Risk Indemnity Inc., Continental Casualty Company, Federal Insurance Company and XL Insurance Company. The policies insure (i) directors, officers, division presidents and vice presidents of the Corporation and its subsidiaries, and employees who are fiduciaries of employee benefit plans of the Corporation and its subsidiaries, against certain liabilities they may incur in the performance of their duties and (ii) the Corporation against its obligation to indemnify such persons against such liabilities, and (iii) the Corporation for allegations related to securities claims. On June 1, 2000, the Corporation extended those policies to June 1, 2003 at annual prepaid premiums of $413,699, $118,800, $100,625, $44,550 and $60,720, respectively for each of the above mentioned policies.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

       The following directors served on the Compensation and Management Development Committee during 2001: Messrs. Burt, Dunham, Hazen (Chair), (Mrs.) Knowles, Morcott and Post (appointed November 2001). None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

       The following table lists the common share ownership as of February 1, 2002 for our directors and the five named executive officers. “Beneficial Ownership” includes shares a director or officer has the power to vote or transfer, and stock options that were exercisable on February 1, 2002 or within 60 days thereafter. On February 1, 2002, the directors and the five named executive officers of the Corporation owned, in the aggregate, 1,399,448 shares of the Corporation’s common stock (approximately 1.7 percent of the shares outstanding). The Corporation’s non-employee directors also have interests in stock-based units under Corporation plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in the Corporation’s stock.

			Options
	Shares		Exercisable
	Beneficially		Within	Stock
Name of Beneficial Owner	Owned		60 Days	Units(1)		Total

Robert N. Burt	2,437		3,444	4,750	(2)	10,631

Archie W. Dunham	1,000		0	6,864	(2)	7,864

William A. Franke	2,000		9,184	5,472		16,656

Paul Hazen	587		9,184	12,189	(2)	21,961

Manuel J. Iraola	49,398	(3)	252,914	0		302,292

Marie L. Knowles	1,000		2,296	4,499		7,795

Robert D. Krebs	2,156		8,036	5,080		15,272

Arthur R. Miele	8,428	(3)	91,533	0		99,961

Southwood J. Morcott	2,050		5,740	10,214	(2)	18,004

Gordon R. Parker	3,119		2,296	4,638		10,053

Ramiro G. Peru	34,440	(3)	126,474	0		160,914

William J. Post	1,000		0	1,532		2,532

Timothy R. Snider	22,114	(3)	157,571	0		179,685

J. Steven Whisler	96,384	(3)	449,444	0		545,828

Directors and executive officers as a group	226,093		1,118,116	55,239		1,399,448

(1) Except where indicated below, represents stock units awarded under the Directors Stock Unit Plan.

(2)	Includes stock units awarded under the Directors Deferred Compensation Plan.

(3)	Includes the following shares of restricted stock awarded under the 1998 Stock Option and Restricted Stock Plan: Mr. Whisler, 20,000 shares, Mr. Peru, 22,500 shares, Mr. Snider, 7,500 shares, Mr. Iraola, 2,500 shares, Mr. Miele 1,754.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by our reporting persons during 2001 were filed on time.

      To the knowledge of the Corporation, the following entities beneficially owned in excess of five percent of the Corporation’s common shares as of December 31, 2001:

	Number
	of	Percent of
Name and Address	Shares	Outstanding

FMR Corp.(a)	10,060,889	12.78%
82 Devonshire Street
Boston, MA 02109

Merrill Lynch & Co., Inc.(b)	4,880,768	6.14%
800 Scudders Mill Road
Plainsboro, NJ 08536

Maverick Capital, Ltd.(c)	4,488,000	5.70%
300 Crescent Court
Dallas, TX 75201

Capital Research and Management Company(d)	4,365,620	5.60%
333 South Hope Street
Los Angeles, CA 90071

(a)	A report on Schedule 13G, dated February 14, 2002, disclosed that this entity, as a registered investment advisor, had sole voting power over 367,149 shares and sole dispositive power over 10,060,889 shares which represented 12.78% of the outstanding common shares at December 31, 2001.

(b)	A report on Schedule 13G, dated January 30, 2002, disclosed that this entity, as a registered investment advisor, and filing on behalf of Merrill Lynch Investment Managers, an operating division of Merrill Lynch & Co., Inc.’s indirectly-owned asset management subsidiaries, had shared voting power and shared dispositive power over 4,880,768 shares which represented 6.14% of the outstanding common shares at December 31, 2001.

(c)	A report on Schedule 13G, dated February 8, 2002, disclosed that this entity, as a registered investment advisor, had sole voting power and sole dispositive power over 4,488,000 shares, which represented 5.70% of the outstanding common shares at December 31, 2001.

(d)	A report on Schedule 13G, dated February 11, 2002, disclosed that this entity, as a registered investment advisor, had sole dispositive power over 4,365,620 shares which represented 5.60% of the outstanding common shares at December 31, 2001.

EXECUTIVE COMPENSATION

       The following table summarizes the compensation we paid our five most highly compensated executive officers in 2001, 2000, and 1999.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

				Other	Restricted
		Base		Annual	Stock	Options	All Other
		Salary	Bonus	Compensation	Awards	Granted	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)(5)

J. Steven Whisler	2001	750,000	–0–	8,940	44,440	225,000	34,118
Chairman, President and Chief	2000	650,000	300,000	23,398	–0–	200,000	20,360
Executive Officer	1999	480,000	235,000	27,422	1,036,250	150,000	45,112

Manuel J. Iraola	2001	448,000	–0–	5,502	–0–	55,000	22,826
Senior Vice President;	2000	430,000	178,264	32,905	147,422	60,000	18,084
President, PDI; and Director	1999	390,000	176,740	11,345	–0–	63,000	39,096

Timothy R. Snider	2001	376,250	–0–	5,373	–0–	65,000	18,296
Senior Vice President; and	2000	350,000	159,113	10,690	442,266	60,000	13,634
President, PDMC	1999	310,000	158,472	14,841	–0–	64,811 (4)	26,113

Ramiro G. Peru	2001	350,000	–0–	4,403	–0–	55,000	15,754
Senior Vice President	2000	320,000	158,774	10,202	–0–	50,000	9,420
and Chief Financial Officer	1999	247,500	92,993	7,916	1,400,624	45,000	20,573

Arthur R. Miele(6)	2001	300,000	–0–	4,773	–0–	29,000	17,859
Senior Vice President,	2000	270,000	116,449	13,012	–0–	30,000	16,739
Marketing

(1)	Amounts shown under “Bonus” were paid under the Annual Incentive Compensation Plan and include special bonuses paid during 1999 due to the acquisition of Cyprus Amax Minerals Company. Amounts shown under “Base Salary” and “Bonus” include any salary or bonus deferred by the executive under the Phelps Dodge Employee Savings Plan (the “Savings Plan”) and the Phelps Dodge Corporation Supplemental Savings Plan (the “Supplemental Savings Plan”).

(2)	Amounts shown under “Other Annual Compensation” include tax payment reimbursements.

(3)	Dividends were paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common shares.

(4)	The option grants denoted by “(4)” include reload options, as well as normal compensatory options. See Stock Options on page 11.

(5)	Amounts shown include the following contributions and accruals by the Corporation for 2001 to the Savings Plan and 2001 accruals under the Supplemental Savings Plan, and for premium payments for life insurance policies issued through the Executive Life Insurance Plan for the reported executives:

	Employee	Supplemental	Executive Life
Name	Savings Plan	Savings Plan	Insurance Plan

J. Steven Whisler	6,800	23,200	4,118

Manuel J. Iraola	6,800	11,120	4,906

Timothy R. Snider	6,800	8,250	3,246

Ramiro G. Peru	6,800	7,200	1,754

Arthur R. Miele	6,800	5,200	5,859

(6)	Mr. Miele was elected a Senior Vice President of the Corporation effective June 21, 2000.

Stock Options

      Each of the executives listed in the Summary Compensation Table was eligible to receive two types of option grants during 2001: normal option grants and reload option grants. The first type of grant is a compensatory award normally made on an annual basis which is intended to reward each named executive based on the Corporation’s future performance. Normal option grants customarily include the right to receive reload options.

      A reload option is granted to an employee who exercises an option with already-owned shares. It replaces the opportunity for future appreciation that the employee would otherwise lose by exercising the original option, while encouraging the employee to increase his share ownership. Reload option grants customarily include the right to receive additional reload options.

      The following table contains information with respect to the normal compensatory option grants and reload option grants made to each named executive during 2001 and the hypothetical value at the time of grant based on a variation of the Black-Scholes model (see footnote (3) below). The Corporation is not aware of any option pricing model which can provide a true assessment of the value of the options. Over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

Option Grants in 2001

		Normal	% of Total
		and Reload	Options Granted
		Options	to Employees		Expiration	Grant Date
Name		Granted(1)	In 2001(2)	Price	Date	Present Value(3)

J. Steven Whisler	Normal	225,000	15.84	$34.6700	12/4/11	$1,982,250

Manuel J. Iraola	Normal	55,000	3.87	$34.6700	12/4/11	$484,550

Timothy R. Snider	Normal	65,000	4.58	$34.6700	12/4/11	$572,650

Ramiro G. Peru	Normal	55,000	3.87	$34.6700	12/4/11	$484,550

Arthur R. Miele	Normal	29,000	2.04	$34.6700	12/4/11	$255,490

(1)	Normal options expire no later than the tenth anniversary of the date of grant, plus one day. If an employee retires on his normal retirement date, or retires early under any pension or retirement plan maintained by the Corporation or any subsidiary, or dies, his exercisable options terminate upon the fifth anniversary of his retirement, disability or death or the original expiration date, if earlier. If an optionee’s employment terminates for any reason other than retirement, disability or death, his exercisable options terminate no later than 30 days following the termination of his employment.

Normal options become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant or earlier as the Compensation and Management Development Committee in its discretion may determine. The Committee may also approve provisions making installments exercisable (a) upon the employee’s retirement, (b) six months from the date an option is granted if it is the result of a previous exercise in which pre-owned shares were used in payment of the exercise, and (c) as the Committee deems appropriate in a change of control of the Corporation but not later than two years after the employee ceases employment.

Options customarily include the right to receive reload options in the event the optionee exercises an option with already-owned shares. Reload options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of a common share on the date the reload option is granted and become exercisable in full six months after they are granted. Reload options customarily include the right to receive additional reload options.

(2)	Illustrates the total number of normal and reload options granted as a percent of the aggregate number of 2001 normal options (1,420,090) granted to all employees.

(3)	The hypothetical present value of the options at the date of grant was determined using a variation of the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used to value options traded on the stock exchanges. However, executive stock options differ from exchange-traded options in several key respects. Executive options are long-term, non-transferable and subject to vesting restrictions, whereas exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The model used here is adapted to estimate the present value of an executive option and considers a number of factors, including the grant price of the option, the volatility of the Corporation’s common shares, the dividend rate, the term of the option, the time it is expected to be outstanding and interest rates. The Black-Scholes values were derived using as assumptions the following financial factors which existed at or about the time that the options were granted: volatility of .409, dividend yield of 3.155%, and an interest rate of 3.379%. In view of the Corporation’s historic exercise experience and the inherent motivation to exercise options early in their terms because of the reload option feature, normal options were assumed to be outstanding for three years at time of exercise and reload options for one year. No downward adjustments were made to the resulting grant-date option values to account for potential forfeiture or non-transferability of the options in question. Because the Black-Scholes model was not developed for executive options and requires the use of assumptions primarily based on conditions in effect at the time of grant (and not over the term of the option), it provides only a theoretical estimate of the value of these options.

Reload option grants are part of the Corporation’s overall program to increase the number of common shares owned by its executive officers and other key employees. Traditional option programs generally do not encourage optionees to exercise options prior to the end of their term or to hold the shares received upon such exercise. The Compensation and Management Development Committee adopted the reload option program, with shareholder approval, to encourage option exercises and stock retention by permitting an optionee to exercise an option with already-owned common shares and to be restored to the same economic opportunity available immediately prior to such exercise.

Under the reload program, an employee who exercises an option (the “Original Option”) with already-owned shares prior to the end of the option term will receive an additional option (the “Reload Option”) covering a number of shares equal to the number used to exercise the Original Option. The Reload Option will be exercisable, beginning six months after grant and continuing for the remaining term of the Original Option, at a price equal to the fair market value of the shares on the date the Original Option is exercised. As a result of the exercise of the Original Option with already-owned shares, the net number of common shares held by the employee will increase by the number of shares that has an aggregate market value equal to the “spread” on the option (the “spread” equals the aggregate market price of the option shares on the day of exercise less the aggregate exercise price). Thus, the number of shares covered by the Reload Option plus the number of additional shares received on the exercise of the Original Option will equal the number of shares covered by the Original Option. The program thereby serves to replace the opportunity for future appreciation that an optionee would otherwise lose by exercising an option using already-owned shares. In addition, by inducing option exercises and stock retention, the reload feature offers optionees the opportunity to receive dividends on a greater number of shares than would be the case without such a feature.

Aggregated Option Exercises in 2001 and December 31, 2001 Option Values

       The following table provides information concerning options exercised in 2001 by the named executives and the options held by them at the end of 2001:

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		12/31/01		12/31/01
	Acquired On	Value	(Exercisable/		(Exercisable/
Name	Exercise	Realized	Unexercisable)		Unexercisable)(1)

J. Steven Whisler	0	0	449,444/	408,334	0/	0

Manuel J. Iraola	0	0	252,914/	116,000	0/	0

Timothy R. Snider	0	0	157,571/	125,000	0/	0

Ramiro G. Peru	0	0	126,474/	103,334	0/	0

Arthur R. Miele	0	0	91,533/	55,667	0/	0

(1)	Value is based on the mean of the high and low of the common shares on the Consolidated Trading Tape on December 31, 2001 ($32.635).

PENSION AND OTHER RETIREMENT BENEFITS

Retirement Plans

      The following pension table shows the estimated aggregate annual benefits payable in the form of a straight life annuity commencing at age 65 under the Phelps Dodge Retirement Plan for Salaried Employees (the “Retirement Plan”) as supplemented by the Phelps Dodge Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) that make up amounts limited by the Internal Revenue Code (the “Code”).

Pension Plan Table

	Estimated Annual Benefits for Years of Service Indicated(b)
Final Average
Compensation(a)	10	15	20	25	30	35	40	45

$300,000	$45,696	$68,544	$91,392	$114,240	$137,088	$159,936	$182,784	$205,632

$400,000	$61,696	$92,544	$123,392	$154,420	$185,088	$215,936	$246,784	$277,632

$500,000	$77,696	$116,544	$155,392	$194,240	$233,088	$271,936	$310,784	$349,632

$600,000	$93,696	$140,544	$187,392	$234,240	$281,088	$327,936	$374,784	$421,632

$700,000	$109,696	$164,544	$219,392	$274,240	$329,088	$383,936	$438,784	$493,632

$800,000	$125,696	$188,544	$251,392	$314,240	$377,088	$439,936	$502,784	$565,632

$900,000	$141,696	$212,544	$283,392	$354,240	$425,088	$495,936	$566,784	$637,632

$1,000,000	$157,696	$236,544	$315,392	$394,240	$473,088	$551,936	$630,784	$709,632

$1,100,000	$173,696	$260,544	$347,392	$434,240	$521,088	$607,936	$694,784	$781,632

$1,200,000	$189,696	$284,544	$379,392	$474,240	$569,088	$663,936	$758,784	$853,632

$1,300,000	$205,696	$308,544	$411,392	$514,240	$617,088	$719,936	$822,784	$925,632

$1,400,000	$221,696	$332,544	$443,392	$554,240	$665,088	$775,936	$886,784	$997,632

$1,500,000	$237,696	$356,544	$475,392	$594,240	$713,088	$831,936	$950,784	$1,069,632

$1,600,000	$253,696	$380,544	$507,392	$634,240	$761,088	$887,936	$1,014,784	$1,141,632

$1,700,000	$269,696	$404,544	$539,392	$674,240	$809,088	$943,936	$1,078,784	$1,213,632

$1,800,000	$285,696	$428,544	$571,392	$714,240	$857,088	$999,936	$1,142,784	$1,285,632

(a)	The Retirement Plan provides a member upon retirement at age 65 with a pension for life in a defined amount based upon final average compensation and length of benefit service. Under the Retirement Plan, final average compensation is the highest average annual base salary for any consecutive 36-month period plus the highest average annual incentive compensation for any consecutive 60-month period during a member’s last 120 months of employment. Benefit service includes all periods of employment with the Corporation or its participating subsidiaries. Benefits under the Retirement Plan are subject to certain limitations under the Code, and to the extent the result of such limitations would be a benefit less than would otherwise be paid under such Plan, the difference is provided under the Supplemental Retirement Plan. The formula for determining benefits payable under the Retirement Plan takes into account estimated social security benefits payable. The amounts set forth in the table assume maximum social security benefits payable in 2001.

(b)	The expected credited years of benefit service at normal retirement for the Corporation’s five current named executive officers as of December 31, 2001 are as follows: Mr. Whisler, 43 years; Mr. Iraola, 30 years; Mr. Snider, 45 years; Mr. Peru, 42 years; and Mr. Miele, 38 years. The years of service are based on normal retirement for all executive officers under the Retirement Plan and the applicable provisions of the Supplemental Retirement Plan.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance Agreements With Our Executives

      The Corporation has severance agreements (“Severance Agreements”) with each of its five named executive officers under which the executive would receive a lump sum payment equal to his annual base salary in the event the Corporation terminates his employment, other than for cause or mandatory retirement, or the executive voluntarily terminates his employment because of material reductions in his salary or his position, duties and responsibilities. The terminated executive would also receive (i) outplacement services at a cost up to 15% of his base salary and (ii) the cost of continued coverage for a limited period under the Corporation’s group health, life insurance and disability plans.

Change of Control Agreements With Our Executives

      The Corporation also has agreements with such executives under which each executive would receive, in the event he ceases to be employed by the Corporation within two years following a change of control of the Corporation (for a reason other than death, disability, willful misconduct, normal retirement or under certain circumstances a voluntary termination of employment by the executive), a lump sum equal to (i) three times the executive’s highest base salary during that year and the prior two years plus (ii) three times the executive’s average bonus paid under the Annual Incentive Compensation Plan for the two calendar years preceding the year in which the change of control occurs, less (iii) any severance payable under his Severance Agreement. The amount of such payments, when combined with any other payments that are contingent upon a change of control, may be capped at the maximum amount that can be paid without triggering an excise tax under the Internal Revenue Code. This “Cap” on payments does not apply if the amount of such payments, calculated without the Cap, is at least 20% more than the amount of such payments calculated with the Cap. If the payments are not subject to the Cap, the Corporation will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes, as well as the presumed income taxes on the gross-up. The terminated executive would also receive the cost of continued coverage for a limited period under the Corporation’s group health, life insurance and disability plans. Except under certain circumstances, these change of control agreements currently expire on December 31, 2002.

Other Change of Control Provisions

      Although normal compensatory options granted by the Corporation become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant, they also become exercisable in certain change of control situations. Specifically, such options are exercisable (but not earlier than six months from the date of grant) for a period of 30 days beginning on the date the Corporation’s common shares are purchased pursuant to a third party tender offer or the Corporation’s shareholders approve a merger or similar transaction which the Corporation will not survive as a publicly held corporation or, in the case of the five named executive officers and certain other employees, the date the employee ceases to be employed if he/she ceases to be employed within two years following a change of control.

      The Supplemental Retirement Plan provides for the payment of unreduced benefits to employees who meet liberalized age and length of service requirements and whose employment is terminated by the Corporation or any of its subsidiaries within two years following a change of control of the Corporation. The Supplemental Retirement Plan also provides an additional 36 months of service credit to an executive who, due to his termination of employment within two years following a change of control of the Corporation, becomes entitled to receive payments under his change of control agreement with the Corporation. The Supplemental Savings Plan obligates the Corporation to transfer an amount equal to the deficiency in the assets of the Plan’s trust fund, if any, prior to the day on which a change of control occurs.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Committee

      The Committee is composed solely of directors (currently six) who are not employees of the Corporation. It has periodically retained respected independent compensation consultants to advise and assist it in connection with various compensation matters.

Corporate Goals

      The Corporation’s goal is to be the leader in each of the domestic and international mining and manufacturing activities in which it competes while maximizing shareholder value.

      The Compensation and Management Development Committee designs its executive compensation program to ensure the Corporation’s ability to attract, retain and motivate the highest performing employees. The Committee believes it can align total compensation with shareholder interests and motivate senior managers participating in these programs by:

•	Emphasizing the relationship between pay and performance by rewarding managers who effect significant achievement with respect to key business strategies and specific operational objectives.

•	Increasing the relative amount of compensation at risk as management responsibilities increase.

•	Assuring that the elements of variable compensation are linked as directly as practicable to measurable financial, operational and other forms of performance.

•	Encouraging stock ownership by executives.

•	Linking pay for performance as closely as possible to success in maximizing the value of the Corporation’s stock over the long term.

Elements of Executive Compensation

      The executive officers are compensated by salaries, annual incentive awards and long-term incentive compensation in the form of stock options and restricted stock grants. Each element focuses on performance in a different but complementary way. Salaries focus on individual performance, competence and the Corporation’s performance during the officer’s tenure. Annual incentives relate to corporate, division and, where appropriate, unit and individual performance. Long-term incentive awards, which are awarded most often in the form of stock options, and, from time to time, in restricted stock, create a long-term identity of interest with the shareholders based on the Corporation’s performance and related growth of shareholder value.

      The Committee believes that the Corporation competes for its executive talent primarily with similarly-sized industrial companies located in the United States. Accordingly, where possible, the Committee compares the compensation for the top five executives, at least annually, to the compensation paid to executives holding similar positions at 16 publicly held industrial corporations of an average size, measured by revenues and market capital, similar to that of the Corporation (referred to below as the “comparison group”). For other executives, comparisons to similar positions are based on a much larger group of companies of similar size to the Corporation measured by revenues. The Committee believes that the competitive data used is generally representative of the competitive level of compensation paid to executive officers in companies the size of Phelps Dodge. Thus, the companies used for comparison purposes in connection with the compensation paid to the Corporation’s executive officers are somewhat different from the companies included in the peer group used in the performance graphs on pages 22 and 23 to compare shareholder returns.

Executive Salaries

      Individual salaries for executive officers are established by the Committee to reflect the officer’s performance and competence, existing general economic and industry conditions and the Corporation’s performance during the executive officer’s tenure. Generally, salary adjustments are targeted to move salaries to competitive levels over time for sustained and expected performance and competence. Despite outstanding individual performances executives have displayed in managing the business in challenging times, the historically low copper prices and poor business conditions have created a difficult economic environment. In an effort to control every cost, including compensation, management recommended, and the Committee determined, to defer merit increase adjustments for all employees for at least six months, beginning January 1, 2002.

Annual Incentives

      The Annual Incentive Compensation Plan provides the executive officers and certain other officers and managers with compensation based on success in achieving annual corporate, division and, where appropriate, unit and individual goals. For each executive officer, a target award is determined approximating the 60th percentile of the annual incentive compensation paid by the comparison group to individuals holding comparable positions. Lower threshold awards and higher maximum awards are also established. Corporate goals are set using return on equity and net operating cash flow return on invested capital which are fundamental indicators of the Corporation’s performance. In 2001, the Corporation’s performance with respect to both return on equity and net operating cash flow return on invested capital were below the threshold goals. Based on these results and the difficult business conditions, the Committee approved, at management’s recommendation, the decision to forego all incentive payments for 2001, including those unit or individual elements which achieved threshold or greater levels.

Long-Term Incentive Compensation

      The Committee has historically used stock options as the principal method of providing long-term incentive compensation primarily because employees benefit from options to the extent there are increases in the value of the Corporation’s common shares. To further the identity of interest with the shareholders, the executive officers are expected to acquire and own significant numbers of the Corporation’s shares.

      The Committee has determined that to focus the executive’s attention to an appropriate extent on the long-term growth of shareholder value, the targeted compensation levels with respect to the present value of stock options should be approximately midway between the 50th and 75th percentiles of the long-term incentive awards made to executives holding similar positions in the comparison group. Historically, adjustments have been made from these levels based on the performance, career potential, critical skills and prior grant history of the executive officer. For the 2001 option grant, a “fixed rate” grant approach was taken, applying the same formula used in the 2000 grant. This approach was taken due to increased volatility in the stock price, particularly subsequent to the tragic events on September 11th, and the adjustments made to the dividend.

This practice, recommended by outside compensation consultants, reduced the potential total annual grants made to executives.

Grants of Restricted Stock

      The Committee also made grants of restricted stock to a limited number of other employees under the Corporation’s Stock Option and Restricted Stock Plan. The only grant made in 2001 to an executive named in the Summary Compensation Table was to Mr. Whisler, as described in the CEO Compensation paragraph below.

Stock Ownership Guidelines

      To underscore the connection between the interests of management and stockholders, the Corporation established stock ownership targets for officers and management of the Corporation. The targets are expressed in terms of the value of the Corporation’s common shares held by the executive as a multiple of salary grade midpoint. The targets range from one and one-half times salary midpoint up to five times salary midpoint for the CEO. Four of the five named executives have met or exceeded their respective stock ownership guideline. The executive who hasn’t met the guideline only became subject to such in 2000, and has 5 years from the date he became subject to the ownership requirements to reach the ownership target.

CEO Compensation

      Phelps Dodge bases the chief executive officer’s compensation on the same philosophy and policies as for all executive officers, as discussed above. This compensation includes base salary, annual incentives and long-term incentives.

      In 2001, J. Steven Whisler, Chief Executive Officer of the Corporation, received a base salary of $750,000, a stock option grant to purchase 225,000 common shares, and a grant of 1,000 shares of performance-based restricted stock. Salary increase consideration for 2002 has been deferred along with all other employees. Mr. Whisler, like all other executives participating in the Annual Incentive Compensation Plan, did not receive an incentive compensation award for 2001.

Conclusion

      The Committee will continue to evaluate the Corporation’s compensation programs to best enable the Corporation to employ and motivate high caliber, dedicated people. Such employees, properly motivated, are believed to be key to achievement of the Corporation’s goal to be the international leader in the mining and manufacturing activities in which it competes and the related enhancement of shareholder value over the long term.

THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE

Paul Hazen, Chairman
Robert N. Burt
Archie W. Dunham
Marie L. Knowles
Southwood J. Morcott
William J. Post

AUDIT COMMITTEE REPORT

       The Committee has reviewed and discussed with management of the Corporation the audited financial statements of the Corporation for the fiscal year ended December 31, 2001 (the “Audited Financial Statements”).

      The Committee has discussed with PricewaterhouseCoopers LLP, independent accountants for the Corporation, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.

      The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, as in effect on the date of this proxy statement, and has discussed with PricewaterhouseCoopers LLP its independence and has considered the compatibility of the non-audit services which it provides with maintenance of that independence.

      Based on the reviews and discussions described above, the Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

      The Board of Directors has adopted a Charter of the Audit Committee, a copy of which is published in this proxy statement.

THE AUDIT COMMITTEE

Marie L. Knowles, Chair
Archie W. Dunham
William A. Franke
Robert D. Krebs
Gordon R. Parker
William J. Post

PRINCIPAL ACCOUNTING FIRM FEES

The Corporation’s fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal 2001 were:

AUDIT FEES

Fees for the fiscal year 2001 audit and reviews of quarterly financial statements: $1,434,800 of which $810,000 has been billed to December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

Aggregate fees and expenses billed for all other services rendered by PricewaterhouseCoopers LLP for fiscal year 2001: $1,542,600 (includes fees for tax consulting and compliance ($894,900); special audit and other attestation services ($528,300); and special accounting services and expenses ($119,400)).

AUDIT COMMITTEE CHARTER

I. Purpose

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Corporation’s financial reports; the Corporation’s systems of internal controls regarding finance and accounting; and the Corporation’s auditing, accounting and financial reporting processes generally. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems.

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing function.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

II. Composition

      The Committee shall be comprised of three or more directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment as a member of the Committee or independence from management and the Corporation. All members of the Committee shall be financially literate as this qualification is interpreted by the Board (or must become financially literate within a reasonable period of time after his or her appointment), and at least one member of the Committee shall have accounting or related financial management expertise.

III. Responsibilities and Duties

      To fulfill its responsibilities and duties, the Committee shall:

     Review Financial Reports

1.	Review and discuss the Corporation’s audited financial statements with the Corporation’s management.

2.	Review, with the Corporation’s director of corporate audit, the scope and results of the Corporation’s internal audit activity.

3.	Review with management and the independent accountants the interim financial statements prior to filing the 10-Q and publicly releasing quarterly earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

     Independent Accountants

4.	Review and recommend to the Board of Directors the engagement of independent accountants including approval of their fee and the scope and timing of their audit of the Corporation’s financial statements.

5.	Review, with the independent accountants, the accountants’ report on the Corporation’s financial statements.

6.	Evaluate the performance of the independent accountants; where appropriate, recommend that the Board of Directors replace the independent accountants and approve any proposed discharge of the independent accountants.

7.	On an annual basis, obtain from the Corporation’s independent public accountants written disclosure delineating all relationships between such accountants and the Corporation and its affiliates, including the written disclosure and letter required by Independence Standards Board (ISB) Standard No. 1, as it may be modified or supplemented.

8.	From time to time, as appropriate, actively engage the Corporation’s independent public accountants in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of such accountants and recommend to the Board of Directors appropriate action in response to the outside accountants’ report to satisfy itself of the accountants’ independence.

9.	Inform the independent accountants that they are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders.

10.	Periodically discuss with the independent accountants out of the presence of management the Corporation’s internal controls, including their recommendations, if any, for improvements in the Corporation’s internal controls and the implementation of such recommendations, the fullness and accuracy of the Corporation’s financial statements and certain other matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61)*, as it may be modified.

     Reviewing and Improving Processes

11.	As part of its job to foster open communication, the Committee should meet at least annually with the Corporation’s management, the Corporation’s director of corporate audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed confidentially.

12.	In consultation with the independent accountants and the internal auditors, review the integrity and quality of the organization’s financial reporting processes, both internal and external, and the independent accountants’ perception of the Corporation’s financial and accounting personnel.

13.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied and significant judgments affecting its financial reporting.

14.	Consider and recommend to the Board of Directors, if appropriate, major changes to the Corporation’s financial reporting, auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing function.

     Ethical and Legal Compliance

15.	Review the adequacy and appropriateness of the Corporation’s Code of Business Conduct.

16.	State in the Audit Committee’s Report in the Corporation’s annual proxy statement whether, based on the review and discussions referred to in items 1, 8, 10 and 11 above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year.

     Other

17.	Review and, if appropriate, recommend updates of this Charter annually.

18.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and applicable law, as the Committee or the Board deems necessary or appropriate.

*	SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee. Among the matters to be communicated to the Audit Committee are: (1) methods used to account for significant unusual transactions; (2) the effect of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the accountants’ conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG PHELPS DODGE CORPORATION, THE S & P 500 INDEX
AND THE S & P METALS MINING INDEX

      The chart above reflects $100 invested at 12/31/96 in Phelps Dodge common stock, the S&P 500, and in a peer group represented by the S&P Metals Mining index, which is comprised of Phelps Dodge, Freeport-McMoRan Copper & Gold Inc., and Inco Ltd.

Fiscal Year Ended

Cumulative Total Return

	12/96	12/97	12/98	12/99	12/00	12/01

Phelps Dodge Corporation	100.00	94.66	80.02	109.88	94.80	55.98
S&P 500	100.00	133.36	171.47	207.56	188.66	166.24
S&P METALS MINING	100.00	67.22	48.41	92.00	64.06	56.39

* $100 INVESTED ON 12/31/1996 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING DECEMBER 31.

COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN*

AMONG PHELPS DODGE CORPORATION, THE S & P 500 INDEX
AND THE S & P METALS MINING INDEX

      The chart above reflects $100 invested at 12/31/91 in Phelps Dodge common stock, the S&P 500, and in a peer group represented by the S&P Metals Mining index, which is comprised of Phelps Dodge, Freeport-McMoRan Copper & Gold Inc., and Inco Ltd. This 10-year graph illustrates the relative stock performances over a period that more closely represents the longer business cycle generally associated with the industry of the Corporation and is especially meaningful because the business focus and growth strategies of the Corporation have been and continue to be long term.

Fiscal Year Ended

	Cumulative Total Return
	12/91	12/92	12/93	12/94	12/95	12/96	12/97	12/98	12/99	12/00	12/01

Phelps Dodge Corporation	100.00	150.15	156.16	204.17	211.64	236.52	223.90	189.27	259.89	224.22	132.41
S&P 500	100.00	107.62	118.46	120.03	165.14	203.06	270.80	348.19	421.46	383.09	337.56
S&P METALS MINING	100.00	107.29	119.52	139.55	154.37	157.50	105.87	76.24	144.89	100.89	88.81

* $100 INVESTED ON 12/31/1991 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING DECEMBER 31.

2. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

       On the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Corporation for the year 2002.

      PricewaterhouseCoopers LLP or a predecessor firm has been the independent accountants for the Corporation since 1915. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he so desires and to respond to appropriate questions.

      The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

OTHER BUSINESS

       The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

VOTING PROCEDURES

       All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the annual meeting, will be voted at the meeting in accordance with any instructions specified on such proxy. Where no instruction is specified, the shares may be voted according to the printed instructions on the proxy.

      It is the policy of the Corporation that, except under limited circumstances, each shareholder proxy card, ballot and voting tabulation that identifies any shareholder will be kept confidential and that the receipt and tabulation of such votes will be conducted by independent third parties, including the Corporation’s transfer agent and its proxy solicitation firm, and not by employees of the Corporation.

      The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation has retained The Corporate Governance Group of Strategic Stock Surveillance, LLC, 331 Madison Avenue, New York, NY 10017 to assist in soliciting proxies for a fee estimated at $10,000 plus reasonable expenses. Strategic Stock Surveillance and some officers and other employees of the Corporation may solicit proxies in person and by telephone or otherwise. The Corporation may also reimburse brokers and others who are record holders of the Corporation’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

PROPOSALS FOR 2003

       The Corporation will review for inclusion in next year’s proxy statement shareholder proposals received by December 2, 2002. Proposals should be sent to the Senior Vice President, General Counsel and Secretary at One North Central Avenue, Phoenix, Arizona 85004.

      Shareholder proposals not included in next year’s proxy statement may be brought before the May 6, 2003 annual meeting of shareholders by a shareholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a shareholder of record at the time such notice was given. Such notice must be delivered or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than December 31, 2002 and no later than January 30, 2003, except that if the date of the 2003 annual meeting of shareholders is changed, and the meeting is held before March 31, 2003 or after June 29, 2003, such notice must be delivered or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than the close of business on the 120th day prior to the new date of such annual meeting and no later than the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made.

      If a shareholder notifies the Corporation after January 30, 2003 of an intention to present a proposal at the Corporation’s May 6, 2003 annual meeting or, if the date of the 2003 annual meeting is changed and the meeting is held before March 31, 2003 or after June 29, 2003, if a shareholder notifies the Corporation of an intention to present a proposal at such meeting after the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made, and for any reason any such proposal is voted on at such meeting, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

ANNUAL REPORT FOR 2001

       The annual report of the Corporation for the year 2001, which includes the Corporation’s Annual Report on Form 10-K, is being furnished concurrently with this proxy statement to persons who were shareholders of record as of March 16, 2002, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

S. David Colton
Senior Vice President, General Counsel and Secretary

Phoenix, Arizona

April 1, 2002

PROXY

PHELPS DODGE CORPORATION

Solicited on Behalf of the Board of Directors of Phelps Dodge Corporation

      The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints Paul Hazen, Manuel J. Iraola, Marie L. Knowles and Gordon R. Parker or any of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona on Tuesday, April 30, 2002 at 3:00 p.m., and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned's account under the Phelps Dodge Corporation Common Stock Investor Services Program administered by Mellon Investor Services LLC.

      For those participants who hold accounts with Common Shares through the Phelps Dodge Employee Savings Plan and/or The Phelps Dodge Corporation Supplemental Savings Plan: the undersigned instructs the UMB Bank, N.A. as Trustee for the Plans, to vote all shares or fractions of shares credited to the account as of the latest available processing date on or before April 30, 2002, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Δ FOLD AND DETACH HERE Δ

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	To Vote by Internet at our Internet Address: http://www.eproxy.com/pd

or

2.	Call toll free 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

If you wish to view future Phelps Dodge Corporation Annual Reports and Proxy Statements on-line instead of receiving the printed documents, which will assist the Corporation in reducing future printing and mailing costs, please visit Mellon's web site registration page at http://www.eproxy.com/pd
  or
  call toll free 1-800-435-6710 on a Touch-Tone Telephone and follow the instructions on the reverse side
  or
  check the box on the signature side of the enclosed proxy card and return in the postage paid envelope provided.

Please mark your votes as indicated in this example.

			FOR	WITHHELD
			ALL	FOR ALL

PROPOSAL 1:	Election of Directors for the term specified in the Proxy Statement:

01 A. Dunham	04 J. Whisler

02 W. Franke	05 W. Post

03 S. Morcott

WITHHELD FOR: (Write name(s) of nominee(s) below).

		FOR	AGAINST	ABSTAIN

PROPOSAL 2:	Ratification of Independent Public Accountants

The Board of Directors recommends you vote FOR MANAGEMENT PROPOSALS 1 AND 2.

The proxies are instructed to vote as directed above, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted FOR Management Proposals 1 and 2 as recommended by the Board of Directors.

I consent to future access of the Annual Reports and Proxy Statements electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE READ THE INSTRUCTIONS BELOW

Signature(s)	Date
NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

  FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT! — YOU CAN VOTE IN ONE OF THREE WAYS:

1.	TO VOTE BY PHONE: Call toll-free 1-800-435-6710 on a touch tone telephone 24 hours a day-7 days a week

There is NO CHARGE to you for this call. – Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

OPTION 1.	To vote as the Board of Directors recommends on ALL proposals, press 1

When asked, please confirm by Pressing 1.

OPTION 2.	If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Proposal 1 — To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9

To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions:

Proposal 2 — To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

When asked, please confirm by Pressing 1.

CONSENT TO VIEW ANNUAL REPORTS AND PROXY STATEMENTS ONLINE

Press 1 to consent to view future Annual Reports and Proxy Statements for this account via the Internet. You may revoke this consent at any time by giving written notice to the Corporation, c/o Corporate Secretary. When asked, please confirm your consent by pressing 1.

The instructions are the same for all remaining proposals.

or

2.	VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.eproxy.com/pd.

or

3.	VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: If you vote by telephone or Internet, THERE IS
NO NEED TO MAIL BACK your Proxy Card.
THANK YOU FOR VOTING.